                                                                  EXHIBIT 10.40



                      -----------------------------------





               MARKETING, SALES AND DISTRIBUTION RIGHTS AGREEMENT




                                    BETWEEN




                   RHONE-POULENC RORER PHARMACEUTICALS INC.,




                               GPI HOLDINGS, INC.




                                      AND




                         GUILFORD PHARMACEUTICALS INC.




                      -----------------------------------

                               TABLE OF CONTENTS


SECTION                                                                                                          PAGE
- -------                                                                                                          ----


I.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

         A.      "Act"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         B.      "Affiliate"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         C.      "Bankruptcy Event" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         D.      "Change in Control"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         E.      "FDA"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         F.      "FDA Standards"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         G.      "Field"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         H.      "GLIADEL Product"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         I.      "GPI License Agreements" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         J.      "High Dose GLIADEL Product"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         K.      "Improvement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         L.      "Know-How" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         M.      "Licensed Trademark" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         N.      "Loan Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         O.      "M.I.T./Scios Nova License Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         P.      "NDA"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Q.      "Net Sales"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         R.      "Other PCPP:SA/BCNU Products"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         S.      "Patent(s)"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         T.      "Person" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         U.      "Process Description"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         V.      "Product"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         W.      "Regulatory Approval"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         X.      "Regulatory Filings" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Y.      "Scios Nova/GPI License Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Z.      "Stock Purchase Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         AA.     "Supply Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         AB.     "Territory"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         AC.     "Valid Claim"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

II.      Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

III.     Marketing and Distribution Rights; Regulatory Approvals; Milestone Payments; Further Consideration
         for Rights; Records and Audit Rights; Development; Operations and Governance Committees  . . . . . . . .   8

         A.      Right to Market, Distribute and Sell the Product . . . . . . . . . . . . . . . . . . . . . . . .   8
         B.      Research and Development; Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . .  10
         C.      Ex-U.S. Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         D.      Milestone Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         E.      Net Sales Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         F.      Records and Audit Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         G.      Governance Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         H.      Operations Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         I.      Joint Development Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         J.      Right of First Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         K.      Research and Development Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

IV.      General Terms and Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         A.      Confidentiality; Press Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         B.      Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         C.      Indemnification; Product Liability Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         D.      Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         E.      Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         F.      Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         G.      Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         H.      Inventions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         I.      Infringement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         J.      Certain Covenants of GPI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         K.      Certain Covenants of RPR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

V.       Other Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

         A.      HSR Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         B.      Assignment of GLIADEL Product NDA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

VI.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

         A.      Independent Contractor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         B.      Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         C.      Binding Effect; Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         D.      Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         E.      Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         F.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         G.      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         H.      Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         I.      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         J.      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         K.      Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         L.      Disputes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

         M.      Interest on Overdue Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         N.      Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

               MARKETING, SALES AND DISTRIBUTION RIGHTS AGREEMENT

         MARKETING, SALES AND DISTRIBUTION RIGHTS AGREEMENT ("Agreement") dated as of June 13, 1996 ("Effective Date"), between RHONE-POULENC RORER PHARMACEUTICALS INC., a Delaware corporation with its principal office at 500 Arcola Road, Collegeville, Pennsylvania 19426 ("RPR"), on the one hand, and GPI HOLDINGS, INC., a Delaware corporation with its principal office at 222 Delaware Avenue, P.O. Box 2306, Wilmington, Delaware 19899 ("GPI Holdings") and GUILFORD PHARMACEUTICALS INC., a Delaware corporation with its principal office at 6611 Tributary Street, Baltimore, Maryland 21224 ("GPI"), on the other hand.

         WHEREAS, GPI Holdings and GPI (collectively, "Guilford"), on the one hand, and RPR, on the other hand, desire to enter into a strategic alliance pursuant to which, among other things:

                 (i) GPI Holdings will grant to RPR the exclusive right throughout the Territory (defined below) to market, advertise, promote, sell and distribute the Product (defined below) for use in the Field (defined below);

                 (ii) GPI will assign to RPR the New Drug Application for the GLIADEL Product if and when approved by the FDA (defined below);

                 (iii) RPR will use commercially reasonable efforts to obtain Regulatory Approval (defined below) for the GLIADEL Product (defined below) throughout the Territory for use in the Field in accordance with the provisions of Article III of this Agreement, and if, as and when obtained, to market, advertise, promote, sell and distribute the GLIADEL Product throughout the Territory for use in the Field;

                 (iv)  GPI will manufacture and supply the Product to RPR;

                 (v) Guilford and RPR will collaborate on the development of certain further PCPP:SA/BCNU products for use in the Field, including products with BCNU doses higher than 3.85%, all of which will be included within the grant of exclusive marketing, advertising, promotion, sale and distribution rights in the Territory for use in the Field made by GPI Holdings to RPR under this Agreement; and

                 (vi) GPI Holdings will grant to RPR a right of first offer covering all future drug-polymer cancer chemotherapeutic products which Guilford may develop during the term of this Agreement;

all on the terms and conditions contained in this Agreement and the Supply Agreement (defined below);

         NOW THEREFORE, in consideration of the mutual covenants and consideration set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

I.       DEFINITIONS.

         A. "ACT" shall mean the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated under such Act.

         B. "AFFILIATE" shall mean, when used with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with the subject Person. For purposes of this Agreement, "control" means the direct or indirect ownership of over 50% of the outstanding voting securities of a Person, or the right to receive over 50% of the profits or earnings of a Person, or the right to control the policy decisions of a Person.

         C. "BANKRUPTCY EVENT" shall mean the Person in question becomes insolvent, or voluntary or involuntary proceedings by or against such Person are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such Person, or proceedings are instituted by or against such Person for corporate reorganization or the dissolution of such Person, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such Person makes an assignment for the benefit of its creditors, or substantially all of the assets of such Person are seized or attached and not released within sixty (60) days thereafter.

         D.      "CHANGE IN CONTROL" shall mean with respect to any Person:

                 1. The liquidation or dissolution of such Person or the sale or other transfer by such Person (excluding transfers to subsidiaries) of all or substantially all of its assets, if the same results in a change in the ultimate beneficial ownership of the business conducted by such Person; or

                 2. The occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of assets or other transaction, as a result of which any Person or group (as such terms are used in and under Section 13(d) of the Securities Exchange Act of 1934, as amended) (i) becomes the beneficial owner (as defined in Rule 13-d under such Act), directly or indirectly, of securities of such Person representing more than 30% of the common stock of such Person or representing more than 30% of the combined voting power with respect to the election of directors (or members of any other governing body) of such Person's then outstanding securities, (ii) obtains the ability to appoint a majority of the Board of Directors (or other governing body) of such Person, or (iii) obtains the ability to direct the operations or management of such Person or any successor to such Person's business.

         E. "FDA" shall mean the Food and Drug Administration of the United States Department of Health and Human Services, or any successor agency thereto.

         F. "FDA STANDARDS" shall mean the Act, the facility license requirements and the Current Good Manufacturing Practice regulations of the FDA applicable to the Product or any manufacturing facility of GPI, and all relevant guidelines of the FDA.

         G. "FIELD" shall mean the treatment of tumors of the central nervous system and treatment of cerebral edema.

         H. "GLIADEL PRODUCT" shall mean Guilford's GLIADEL(R) wafer, PCPP:SA with 3.85% BCNU, and any and all Improvements thereto.

         I. "GPI LICENSE AGREEMENTS" shall mean the M.I.T./Scios Nova License Agreement and the Scios Nova/GPI License Agreement.

         J. "HIGH DOSE GLIADEL PRODUCT" shall mean any PCPP:SA product with a BCNU dose higher than 3.85% which is (i) reasonably expected to have a more advantageous efficacy profile than the GLIADEL Product and (ii) now or hereafter owned or controlled by Guilford, and all Improvements to any such product. As of the Effective Date, Guilford is contemplating the development of PCPP:SA with 20% BCNU for use in the Field.

         K. "IMPROVEMENT" to a product shall mean any and all inventions, discoveries, developments, modifications and improvements, whether or not patented or patentable, to such product.

         L. "KNOW-HOW" shall mean all scientific and technical data, instructions, processes, formulae, specifications, ingredient sources, manufacturing procedures, methods and other information relating to the design, composition, formulation, pre-clinical evaluation, clinical evaluation, manufacture, use, sale, packaging, formulation or administration of the Product, including, but not limited to NDAs, pharmacological, toxicological, analytical, stability and clinical data, specifications and drug master files and/or health registration dossiers and any other premarket application or registration, owned or controlled at any time during the term hereof by either party.

         M. "LICENSED TRADEMARK" shall mean GPI Holdings' GLIADEL(R) trademark, and any trademark(s) selected pursuant to the provisions of Section III(A)(3), and all goodwill associated with all such trademark(s).

         N. "LOAN AGREEMENT" shall mean the Loan Agreement, dated as of even date herewith, between GPI and Rhone-Poulenc Rorer Inc., a Pennsylvania corporation, the form of which is attached hereto and made a part hereof as Exhibit B, together with all promissory notes, the pledge agreement, the second mortgage and all other instruments referred to in or contemplated by such Loan Agreement.

         O. "M.I.T./SCIOS NOVA LICENSE AGREEMENT" shall mean the License Agreement, dated as of July 15, 1988, between Massachusetts Institute of Technology ("M.I.T.") and the predecessor in interest to Scios Nova Inc., as amended, between M.I.T. and Scios Nova Inc. A true and complete copy of the M.I.T./Scios Nova License Agreement, with certain financial terms redacted, is attached hereto and made a part hereof as Exhibit E.

         P. "NDA" shall mean a "New Drug Application," as defined in the Act, and all supplements thereto.

         Q. "NET SALES" shall mean, with respect to the Product, the gross revenues derived from the sale or other transfer of the Product by RPR or its Affiliates or non-Affiliated distributors appointed by RPR and permitted under this Agreement to an un-Affiliated third party end-user at the end of the commercial distribution chain, (A) after subtracting all bona fide trade and cash discounts, volume discounts, rebates, to the extent actually paid, allowed or incurred on such sales or transfers, and (B) taking into account all bona fide claims, refunds, returns and recalls of the Product.

         R. "OTHER PCPP:SA/BCNU PRODUCTS" shall mean all PCPP:SA-based polymer products containing BCNU, other than the GLIADEL Product, that are now or hereafter during the term of this Agreement owned or controlled by Guilford, including, without limitation, High Dose GLIADEL Product, and all Improvements to any of the foregoing.

         S. "PATENT(S)" shall mean (i) all of the patents and applications for patents that are identified in Exhibit A, all patents which may be granted thereon, any U.S. or foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, reissues, renewals, reexaminations, extensions, patents of addition and patents of importation thereof; (ii) any patent application of Guilford or any of its Affiliates related to or based on any Know-How of Guilford or any of its Affiliates and related to the Product that is developed during the term of this Agreement, all patents which may be granted thereon, any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, reissues, renewals, reexaminations, extensions, patents of addition and patents of importation thereof; and (iii) all such patent applications and patents, directly or indirectly owned, licensed or controlled by Guilford or any of its Affiliates, which but for the rights granted herein, the manufacture, use or sale of the Product would infringe a Valid Claim.

         T. "PERSON" shall mean any corporation, partnership, joint venture, other entity or natural person.

         U. "PROCESS DESCRIPTION" shall mean, with respect to the Product, manufacturing and control procedures and specifications, as well as such other Know-How, technical specifications, instructions, processes and other intellectual property and information which Guilford possesses and owns or controls, and as shall be necessary in order to allow RPR to manufacture and/or have manufactured for it the Product. Such Process Descriptions shall be sufficiently clear and detailed that it can be readily followed and carried out by a skilled Person.

         V. "PRODUCT" shall mean the GLIADEL Product and all Other PCPP:SA/BCNU Products.

         W.      "REGULATORY APPROVAL" shall mean, with respect to any country,
(i) filing for and receipt of all governmental and regulatory registrations and approvals (including, but not limited to, approvals of all final Product labelling) required for the marketing and sale of the Product for the indication for which it is being marketed in such country, and (ii) the receipt of reimbursement approvals and a reimbursement price acceptable to the Operations Committee from the national security system or other appropriate governmental or regulatory authorities in such country, except in those countries where such reimbursement approvals and reimbursement price are not granted by a governmental or regulatory authority (such as the United States, as of the Effective Date).

         X. "REGULATORY FILINGS" shall mean all applications, filings, materials, studies, data and documents of any nature whatsoever filed with, prepared in connection with or necessary to support any Regulatory Approval process in any country or territory.

         Y. "SCIOS NOVA/GPI LICENSE AGREEMENT" shall mean the License Agreement, dated as of March 14, 1994, as amended, between Scios Nova Inc. and GPI, as assigned to GPI Holdings. A true and complete copy of the Scios Nova/GPI License Agreement, with certain financial terms redacted, is attached hereto and made a part hereof as Exhibit F.

         Z. "STOCK PURCHASE AGREEMENT" shall mean the Stock Purchase Agreement, dated as of even date herewith, between GPI and RPR, the form of which is attached hereto and made a part hereof as Exhibit C.

         AA.     "SUPPLY AGREEMENT" shall mean the Manufacturing and Supply
Agreement, dated as of even date herewith, between GPI and RPR, the form of which is attached hereto and made a part hereof as Exhibit D.

         BB.     "TERRITORY" shall mean the entire world, excluding Denmark,
Finland, Norway and Sweden.

         CC.     "VALID CLAIM" shall mean a claim in any issued and unexpired
Patent which has not been withdrawn, canceled, abandoned or disclaimed or held invalid by a final decision by a court or other appropriate body of competent jurisdiction from which no appeal is available.

                                   ARTICLE II

II.      DISCLOSURES.

         Guilford expressly understands and acknowledges that RPR is currently and in the future will evaluate other business opportunities and products for the treatment of all types of cancer. RPR in its sole discretion may participate in these markets alone or in other business or research arrangements with third parties, both now and during the term of this Agreement, provided that during the term of this Agreement neither RPR nor any of its Affiliates will (a) negotiate with parties other than Guilford respecting any targeted and controlled cancer chemotherapeutic in the Field other than the Products, or (b) develop, market, sell or distribute any targeted and controlled cancer chemotherapeutic in the Field other than the Products. Notwithstanding the foregoing sentence, nothing in this Agreement shall prevent RPR from exploiting gene or cell therapy for cancers in the Field, as well as generally. Guilford acknowledges that the consideration provided under this Agreement is complete and adequate consideration for Guilford entering this Agreement.


                                  ARTICLE III

III. MARKETING AND DISTRIBUTION RIGHTS; REGULATORY APPROVALS; MILESTONE PAYMENTS; FURTHER CONSIDERATION FOR RIGHTS; RECORDS AND AUDIT RIGHTS; DEVELOPMENT; OPERATIONS AND GOVERNANCE COMMITTEES.

         A.      RIGHT TO MARKET, DISTRIBUTE AND SELL THE PRODUCT.

                 1. Subject to the terms and conditions of this Agreement, GPI Holdings hereby grants to RPR, during the term of this Agreement, the exclusive right to use, market, advertise, promote, distribute and sell the Product throughout the Territory for use in the Field. Notwithstanding the foregoing, Guilford shall have the right to discuss and publish matters relating to the Product for investor relations, financial, scientific, medical and other legitimate business purposes, except that all such scientific and medical publications and/or presentations at scientific and medical conferences shall be coordinated in advance through the Operations Committee. All printed advertising and promotional materials relating to Product manufactured by GPI shall include a statement identifying GPI as the manufacturer of such Product.

                 2. In consideration for the amounts paid by RPR to Guilford under this Agreement, GPI Holdings hereby grants to RPR, and RPR hereby accepts, an exclusive right and license, with the right to grant sublicenses, to use the Licensed Trademark during the term of this Agreement solely in connection with the use, marketing, advertising, promotion, distribution and sale of the Product throughout the Territory. During the term of this Agreement, other than as permitted in the second sentence of Section III(A)(1), except to the extent necessary to perform under this Agreement and the Supply Agreement, and except for intragroup licenses between GPI Holdings and GPI for corporate administrative purposes, Guilford shall not itself use the Licensed Trademark or grant to any other Person any rights to use the Licensed Trademark in the Territory. During the term of this Agreement, RPR shall not use the Licensed Trademark or authorize any of its sublicensees to use the Licensed Trademark for any purpose other than in connection with the use, marketing, advertising, promotion, distribution and sale of the Product throughout the Territory. GPI Holdings represents and warrants that it is the owner of the entire right, title and interest in, to and under the Licensed Trademark and the goodwill associated with the Licensed Trademark. RPR shall use the Licensed Trademark in marketing, advertising, promoting, distributing and selling the Product unless RPR is prohibited from doing so in any country or jurisdiction pursuant to any law, rule, order or regulation, in which case the Operations Committee shall select the trademark(s) to be used by RPR in marketing, advertising, promoting, distributing and selling the Product in such particular country or jurisdiction, which trademark(s) shall be owned by GPI Holdings, and RPR shall have an exclusive right and license, with the right to grant sublicenses, to use such trademark(s) during the term of this Agreement solely in connection with the use, marketing, advertising, promotion, distribution and sale of the Product throughout the Territory. During the term of this Agreement, other than as permitted in the second sentence of Section III(A)(1) and the second sentence of this Section III(A)(2) above, Guilford shall not itself use any such trademark(s) or grant to any other Person any rights to use any such trademark(s) in the Territory. During the term of this Agreement, RPR shall not use any such trademark(s) or authorize any of its sublicensees to use any such trademark(s) for any purpose other than in connection with the use, marketing, advertising, promotion, distribution and sale of the Product throughout the Territory.

                 3. RPR shall use commercially reasonable efforts to market, sell and distribute the Product and maximize sales of the Product throughout the Territory for use in the Field in accordance with the provisions of this Article III. In so doing, RPR shall have the right to grant one or more exclusive or non-exclusive marketing, sales, sales agency and/or distribution rights, with respect to any rights conferred upon RPR under this Agreement, for one or more countries within the Territory, to (i) any Affiliate, without the need to obtain the prior written consent of GPI Holdings, or (ii) any non-Affiliated third party, after receiving the prior written consent of GPI Holdings, which consent shall not be unreasonably withheld or delayed. Any permitted grant by RPR of marketing, sales, sales agency and/or distribution rights shall be pursuant to a written agreement, the terms and conditions of which shall be consistent with those of this Agreement, and a true and complete copy of which shall be immediately supplied to Guilford upon execution and delivery. To the extent RPR or any of its Affiliates receives cash and/or other consideration for the grant of such rights (not including (i) any amount payable based upon sales of Product generated by the grantee, and
(ii) any consideration derived from the grantee performing research and development or obtaining Regulatory Approvals with respect to the Product) in a particular country over and above the amount RPR is obligated to pay to GPI Holdings under Section III(D)(6) of this Agreement with respect to such country, RPR shall immediately upon granting such rights pay or provide to GPI Holdings 50% of such excess cash and/or consideration.

         B.      RESEARCH AND DEVELOPMENT; REGULATORY APPROVALS.

                 1. GPI shall, at its sole cost and expense, use commercially reasonable efforts to conduct those clinical trials and studies and undertake such other steps and actions as shall be reasonably necessary to obtain, as soon as is reasonably practicable, Regulatory Approval of the GLIADEL Product for the indication of form(s) of malignant glioma, including glioblastoma multiforme (unqualified by any limitation to the recurrent form(s) of malignant glioma), in the United States. Upon mutual agreement, RPR may assist GPI in the performance of any such trials or studies, or RPR may itself perform any such trials or studies; and in either case the out-of-pocket expenses borne by RPR in assisting in or conducting such trials or studies shall be deductible by RPR from its milestone payment obligations to GPI Holdings set forth in Section III(D) or otherwise reimbursed by GPI. GPI will keep RPR informed of its progress toward obtaining such Regulatory Approval in the United States. If GPI ceases active pursuit of such Regulatory Approval in the United States, RPR shall be given notice of GPI's decision to cease active pursuit of such Regulatory Approval and RPR shall have the right to use all Regulatory Filings, submissions, approvals, information and data regarding the GLIADEL Product that is in the possession or control of GPI for all purposes consistent with the provisions of this Agreement. GPI acknowledges that RPR's right to pursue such Regulatory Approval in the United States in no way relieves GPI of its obligations to pursue such Regulatory Approval.

                 2. If the U.S. Regulatory Approval of the GLIADEL Product for the indication of form(s) of malignant glioma, including glioblastoma multiforme (unqualified by any limitation to the recurrent form(s) of malignant glioma), is a conditional approval, RPR shall use commercially reasonable efforts to conduct those clinical trials and studies and undertake such other steps and actions as may be required by FDA in connection with such conditional approval. RPR shall be responsible for paying the costs and expenses of such trials, studies, steps and actions provided, however, that RPR shall receive a credit in the amount of fifty percent (50%) of all costs and expenses incurred by RPR in performing such trials, studies, steps and actions, which credit may be applied against Net Sales Fees (defined in Section III(E)) and Research and Development Fees (defined in Section III(K)) payable by RPR under this Agreement until fully applied.

                 3. Following U.S. Regulatory Approval of the GLIADEL Product for the indication of form(s) of malignant glioma, including glioblastoma multiforme (unqualified by any limitation to the recurrent form(s) of malignant glioma), RPR shall use commercially reasonable efforts to conduct any Post Marketing Safety Surveillance Studies as may be required by FDA. RPR shall be responsible for paying the costs and expenses of such studies.

                 4. During the term of this Agreement, each party shall have the right to review and comment (provided that such right is exercised in a prompt manner) on strategies and protocols of the clinical trials and studies and regulatory submissions made by the other party related to the GLIADEL Product for the indication of the treatment of form(s) of malignant glioma in the United States.

         C.      EX-U.S. REGULATORY APPROVALS.

                 1. With respect to Japan, within the one year period commencing upon the Effective Date, RPR shall conduct an initial feasibility study of developing and obtaining Regulatory Approval of the GLIADEL Product for the indication of form(s) of malignant glioma, including glioblastoma multiforme, in Japan. Such feasibility study shall include a consideration of the possibility of technology transfer to and of sourcing components and/or final product directly inside Japan. If based upon that study RPR concludes that development and Regulatory Approval of the GLIADEL Product for the indication of form(s) of malignant glioma, including glioblastoma multiforme, in Japan can be secured within a reasonable time frame and without the necessity of reproducing all of the preclinical studies as normally required by the Japanese Regulatory Authorities, RPR shall sponsor and fund the development and testing of the GLIADEL Product and seek to obtain Regulatory Approval of the GLIADEL Product for the indication of form(s) of malignant glioma, including glioblastoma multiforme, in Japan, either by itself or, subject to prior written consent of GPI Holdings, which shall not be unreasonably withheld or delayed, with a partner selected by RPR. Any such collaboration or other arrangement between RPR and such partner for the development of the GLIADEL Product in Japan shall be pursuant to a written agreement, the terms and conditions of which shall be consistent with those of this Agreement, and a true and complete copy of which shall be promptly provided to Guilford upon execution and delivery. The obligations of RPR to pay consideration to GPI Holdings contemplated by this Agreement with respect to the obtaining of Regulatory Approval in Japan and the marketing and distribution of the GLIADEL Product in Japan shall continue to apply. In addition, to the extent RPR or any of its Affiliates receives cash and/or other consideration for the grant of such rights (not including (i) any amount payable based upon sales of Product generated by the grantee, and (ii) any consideration derived from the grantee performing research and development or obtaining Regulatory Approvals with respect to the Product) to develop, market, sell and distribute the GLIADEL Product in Japan over and above the amount RPR is obligated to pay to GPI Holdings under Section III(D)(6)(a) of this Agreement, RPR shall immediately upon granting such rights pay or provide to GPI Holdings 50% of such excess cash and/or consideration. If RPR has not commenced to implement a plan for the development of a GLIADEL Product in Japan, which is approved by the Governance Committee, within twelve (12) months after the Effective Date, or if RPR thereafter does not use commercially reasonable efforts to implement and pursue any such development plan for Japan, the marketing, sales and distribution rights for Products in Japan shall revert back to GPI Holdings. With respect to RPR's rights under this Article

III in Japan, "GLIADEL Product" may include any anticancer product in the Field consisting of the PCPP:SA polymer in combination with any nitrosurea, such as ACNU and MCNU or any other anti-cancer agent approved by the Governance Committee.

                 2. RPR shall use commercially reasonable efforts at its expense to pursue Regulatory Approval of the GLIADEL Product for the indication of form(s) of malignant glioma, including glioblastoma multiforme, in each of France, Germany, Italy, Spain, Canada, United Kingdom, and Australia and file Regulatory Filings for the GLIADEL Product for the indication of form(s) of malignant glioma, including glioblastoma multiforme, within eighteen (18) months after the first Regulatory Approval of the GLIADEL Product for the indication of recurrent or other form(s) of malignant glioma, including glioblastoma multiforme, in the United States, or within any other time frame if approved by the Governance Committee, provided that no further clinical trials are required in connection with such any filing, and if any such clinical trial is required, RPR shall file Regulatory Filings for the GLIADEL Product for the indication of form(s) of malignant glioma, including glioblastoma multiforme, in the applicable country or countries within eighteen
(18) months after the completion of all such trials, or within any other time frame if approved by the Governance Committee. In addition, RPR shall use commercially reasonable efforts at its expense to pursue Regulatory Approval of the GLIADEL Product for the indication of form(s) malignant glioma, including glioblastoma multiforme, in such countries in the Territory (other than the United States, Japan, France, Germany, Italy, Spain, Canada, United Kingdom, and Australia) where the Operations Committee determines that it is commercially reasonable to do so. The timing of RPR's efforts to obtain such Regulatory Approvals shall be guided by RPR's development and registration plans, and will be determined by the Operations Committee. RPR shall, within 90 days after the Effective Date, submit its development and registration plan to the Operations Committee. While dependent on the commercially reasonable judgment of the Operations Committee, it is the intention of the parties that each Regulatory Approval sought be as broad as practicable in order to maximize the commercial potential of the Products contemplated by this Agreement. In the event that Regulatory Filings for the GLIADEL Product for the indication of form(s) of malignant glioma, including glioblastoma multiforme, are not filed with the relevant governmental agencies in each of France, Germany, Italy, Spain, Canada, the United Kingdom and Australia within the aforementioned time periods (unless otherwise agreed by the Governance Committee), all rights granted under this Agreement with respect to each such country where such Regulatory Filing was not timely made shall immediately thereupon revert back to GPI Holdings, RPR shall provide to GPI Holdings all clinical and other data generated to support RPR's pursuit of Regulatory Approvals in each such reverted country, and GPI Holdings will thereafter be free to grant such rights to GPI or any other third party. Without limiting the generality of the foregoing, all clinical trials necessary for Regulatory Approval of the GLIADEL Product outside the United States shall be conducted by and shall be paid for by RPR.

                 3. In connection with RPR's pursuit of any Regulatory Approvals in the Territory, Guilford shall provide to RPR copies of all Regulatory Filings relating to the Product that are in Guilford's possession or control, as well as promptly provide to RPR such assistance, expertise and other information as shall be reasonably necessary for RPR to obtain such approvals including, but not limited to, the right to cross-reference Guilford's Regulatory Filings (it being understood that, to the extent necessary to protect Guilford's proprietary information, Guilford may provide directly to a regulatory authority such proprietary information so long as it does not adversely impact RPR's ability to obtain the Regulatory Approval from such regulatory authority). RPR will immediately furnish GPI with copies of all Regulatory Filings made and Regulatory Approvals obtained by it pursuant to this Agreement.

         D. MILESTONE PAYMENTS. In consideration of Guilford entering into this Agreement, and of the achievement of certain milestones relating to the GLIADEL Product, RPR shall pay to GPI or GPI Holdings, as specified below, the following amounts:

                 1. The sum of Seven Million Five Hundred Thousand Dollars ($7,500,000) to GPI Holdings, due the date of execution and delivery of this Agreement by the parties.

                 2. The sum of Seven Million Five Hundred Thousand Dollars ($7,500,000) to GPI, due the date of execution and delivery of this Agreement by the parties, in consideration of which GPI shall issue to RPR the Initial Shares (as defined in the Stock Purchase Agreement), all as more particularly described in, and governed by the Stock Purchase Agreement.

                 3. The sum of Twenty Million Dollars ($20,000,000) to GPI Holdings, due the first business day after RPR's receipt of a copy of the written approval letter from the FDA for the Regulatory Approval of the GLIADEL Product for the indication of recurrent form(s) of malignant glioma, including glioblastoma multiforme, in the United States (which Regulatory Approval allows the release of the GLIADEL Product into commerce).

                 4. On the first business day after RPR's receipt of a copy of the written approval letter from the FDA for the Regulatory Approval of the GLIADEL Product for the indication of primary form(s) of malignant glioma, including glioblastoma multiforme, in the United States:

                          (a)  The sum of Seven Million Five Hundred Thousand
Dollars ($7,500,000) to GPI Holdings; and

                          (b)  The sum of Seven Million Five Hundred Thousand
Dollars ($7,500,000) to GPI, in consideration of which GPI shall issue to RPR the Additional Shares (as defined in the Stock Purchase Agreement), all as more particularly described in, and governed by the Stock Purchase Agreement.

                 5. RPR and Guilford agree that if the first Regulatory Approval of the GLIADEL Product issued by the FDA is a written approval letter from the FDA for the GLIADEL Product for the indication of form(s) of malignant glioma, including glioblastoma multiforme (unqualified by any limitation to the recurrent form(s) of malignant glioma), in the United States, the payments and issuance of stock described in the preceding Sections III(D)(3) and (4) shall be made together on the first business day after RPR's receipt of a copy of such Regulatory Approval by the FDA.

                 6. The respective sums set forth below opposite each of the following countries on the first business day after RPR's receipt of the Regulatory Approval of the GLIADEL Product for the indication of form(s) of malignant glioma, including glioblastoma multiforme, in such country:

                 (a) Japan                -        $5,000,000;
                 (b) France               -        $5,000,000;
                 (c) Germany              -        $4,000,000;
                 (d) Italy                -        $3,000,000;
                 (e) Spain                -        $2,000,000;
                 (f) Canada               -        $2,000,000;
                 (g) U.K.                 -        $2,000,000; and
                 (h) Australia            -        $2,000,000.

RPR shall not be obligated to make any milestone payment upon the issuance of any other Regulatory Approval.

Notwithstanding the foregoing, RPR shall not be obligated to make any of the foregoing milestone payments if at the time of the issuance of any such Regulatory Approval in an applicable country and the grant of such a reimbursement price in such country, RPR's rights under this Agreement with respect to such country have reverted back to GPI Holdings or otherwise terminated.

         E.      NET SALES FEES.

                 1. In further consideration of the rights granted to RPR under this Agreement, RPR shall pay to GPI Holdings Net Sales fees ("Net Sales Fees") on worldwide sales of Product as follows:

                          a.      in respect of Net Sales in a country where
RPR or its Affiliates, directly or indirectly, markets, sells and distributes, or otherwise grants rights to market, sell and distribute, Product falling within the scope of one or more Valid Claims of one or more issued Patents in force in such country, a Net Sales Fee of ten percent (10%) of Net Sales of such Product in such country shall be paid by RPR to GPI Holdings; and

                          b.      in respect of Net Sales in a country where
RPR or its Affiliates, directly or indirectly, markets, sells and distributes, or otherwise grants rights to market, sell and distribute, Product that does not fall within the scope of one or more Valid Claims of one or more issued Patents in force in such country, or where Product faces generic competition, a Net Sales Fee of five percent (5%) of Net Sales of such Product in such country shall be paid by RPR to GPI Holdings. "Generic competition" in a country for purposes of the foregoing shall mean competition from a PCPP:SA/BCNU polymer-drug product which is sold pursuant to the equivalent of a U.S. ANDA, rather than a U.S. NDA, and which is introduced into commerce in that country.

                 2. Net Sales Fees payable in respect of sales outside the United States will be payable by RPR to GPI Holdings at its offices in Wilmington, Delaware in United States Dollars calculated in accordance with the exchange rate policies and procedures of RPR. Under its policies and procedures, each month RPR translates Net Sales made in each country outside the United States into United States Dollars at the average rate of exchange for the applicable currency for such month, based upon daily exchange rate information reported to RPR by the International Treasury Consulting Corporation, New York, New York.

                 3. With respect to Net Sales Fees owed with respect to sales in the United States, RPR shall deliver to GPI Holdings within thirty
(30) days after the close of each calendar quarter a written report of RPR's best good faith estimates of Net Sales during such calendar quarter and corresponding Net Sales Fees owed, which report shall be accompanied by the Net Sales Fees due for such calendar quarter. With respect to Net Sales Fees owed with respect to sales outside of the United States, RPR shall deliver to GPI Holdings within sixty (60) days after the close of each calendar quarter a written report of RPR's best good faith estimates of Net Sales during such calendar quarter, the relevant currency conversion rates and corresponding Net Sales Fees owed with respect to each country in the Territory, which report shall be accompanied by the Net Sales Fees due for such calendar quarter. Each report with respect to a particular calendar quarter shall also contain a reconciliation of the report for the preceding calendar quarter with the final figures for Net Sales as reported on the formal books of RPR, and any adjustments indicated thereby will be added or subtracted, as the case may be, to or from the current calendar quarter's payment.

         F.      RECORDS AND AUDIT RIGHTS.

                 1. RPR shall maintain, and cause to be maintained in its Affiliates and other parties to which RPR or its Affiliates may grant marketing, sales and distribution rights under this Agreement, complete and accurate books and records with respect to Net Sales, Net Sales Price of the Product (as defined in the Supply Agreement), Purchase Price for the Product (as defined in the Supply Agreement), Net Sales Fees and Research and Development Fees in or with respect to each country in the Territory payable by RPR under this Agreement and the Supply Agreement, along with such other reconciliation and other information as may be necessary to calculate all consideration paid or payable by RPR under this Agreement and the Supply Agreement.

                 2. RPR shall maintain such books and records in accordance with generally accepted accounting principles and for a period of three (3) years after the submission of each report required to be submitted by RPR to GPI Holdings and/or GPI under this Agreement; provided, however, that if there is a good faith dispute between the parties continuing at the end of any such three (3) year period with respect to such books or records, then the time period for RPR to maintain such books and records under dispute shall be extended until such time as the dispute is finally resolved.

                 3. GPI Holdings and/or GPI shall have the right to nominate an independent accountant acceptable to and approved by RPR (which approval shall not be unreasonably withheld or delayed) who shall have access to the relevant RPR records during reasonable business hours for the purpose of verifying, at the expense of GPI Holdings and/or GPI, as the case may be, the Net Sales by country, the Purchase Price (as defined in the Supply Agreement), the Net Sales Price (as defined in the Supply Agreement), the Net Sales Fees and the Research and Development Fees provided for in this Agreement for any of the preceding three (3) years, but this right may not be exercised more than once in any year. GPI Holdings and/or GPI, as the case may be, shall solicit or receive only information relating to the accuracy of the information and the payments made. RPR shall be entitled to withhold approval of an accountant which GPI Holdings and/or GPI, as the case may be, nominates unless the accountant agrees to sign a confidentiality agreement with RPR which shall obligate such accountant to hold the information he receives from RPR in confidence, except for information necessary for disclosure to GPI Holdings and/or GPI, as the case may be, necessary to establish the accuracy of the reports and amounts paid to GPI Holdings and/or GPI, as the case may be. Such audit rights shall survive for three (3) years after the expiration or termination of this Agreement.

                 4. Any underpayment shall be paid within thirty (30) days of the delivery of a detailed written accountants report to the parties hereto. Any overpayment shall be credited to the next payment due from RPR. If no further payments from RPR will be due then a refund of any such overpayment will be made within sixty (60) days of the audit. Notwithstanding
Section III(F)(3) above, if any audit as contemplated above shows an underpayment by RPR of an amount greater than ten percent (10%) of the amount paid, the fees and costs of such audit shall be for the account of RPR.

                 5. The provisions of this Section III(F) shall survive the expiration or sooner termination of the term of this Agreement.

         G.      GOVERNANCE COMMITTEE.

                 1. RPR and GPI shall establish a "Governance Committee" to be comprised of an equal number of representatives from RPR, on the one hand, and GPI, on the other hand (not to exceed four representatives from each of RPR and GPI). Each of RPR and GPI shall have one vote on the Governance Committee. Upon unanimous vote, all decisions of the Governance Committee shall be binding on RPR and GPI, and can only be modified by a unanimous vote of RPR and GPI.

                 2. The Governance Committee shall hold its first official meeting within thirty (30) days after the Effective Date unless otherwise agreed by RPR and GPI. After such first meeting, the Governance Committee shall meet upon such timing (but in any event at least once each quarter), in such fashion (for example, in person, by telephone conference or by video conference) and in such places as the Governance Committee shall agree.

                 3. The Governance Committee shall address strategic aspects of and provide global direction to the collaboration between RPR and Guilford, and shall discuss, review, monitor, and approve technical, preclinical, clinical, regulatory and product supply plans relating to the development, and improvement of the Product and any other project commenced pursuant to the exercise by RPR of the right of first offer set forth in
Section III(J) below, including, without limitation, those matters described in

Section III(G)(4) below and budgets and allocation of resources from each of RPR and GPI relating to such activities and contingency plans in the case of a loss or interruption in manufacturing capability, but excluding all matters that are within the jurisdiction of the Operations Committee pursuant to
Section III(H). The Governance Committee shall have the right to request the Operations Committee to assist it in connection with the performance of its duties and obligations through the performance of, among other things, market research and analysis.

                 4. Without limiting the generality of the foregoing, the Governance Committee shall discuss, review, monitor and approve the following (including, without limitation, the most efficient use of the respective resources of Guilford and RPR in connection therewith):

                          (i)  exploratory clinical development studies for the
treatment of metastatic and pediatric brain tumors and/or for any additional uses of the GLIADEL Product;

                          (ii)  clinical development program for High Dose
GLIADEL Product for indications in the Field; and

                          (iii)  a feasibility study to assess the
applicability of Guilford's polymer technology to the local delivery of RPR's Taxotere(R) product, and, based upon the results of that study, a determination of the clinical indications, if any, which should be developed for any such product, and the terms and conditions for such development.

                 5. In the event of any deadlock or dispute between the representatives of RPR on the Governance Committee, on the one hand, and the representatives of Guilford on the Governance Committee, on the other hand, the matter shall be resolved in accordance with the provisions of Section VI(L) below.

         H. OPERATIONS COMMITTEE. RPR and GPI shall establish a "Operations Committee" which shall review, monitor and discuss development, regulatory filing, operational, marketing and sales plans and other issues relating to the commercialization of the GLIADEL Product and High Dose GLIADEL Product. The Operations Committee shall be comprised of such number of representatives from each of RPR, on the one hand, and GPI, on the other hand, as

RPR and GPI mutually determine provided, however, that RPR shall at all times have the right to appoint a majority of the members of the Operations Committee. The Operations Committee shall hold its first official meeting at RPR's offices as soon as possible after the Effective Date and in any event within thirty (30) days after the Effective Date, unless otherwise agreed by RPR and GPI, and thereafter shall meet as necessary and at least on a quarterly basis. Marketing and sales plans shall be approved by the Operations Committee as necessary and at least on a quarterly basis. RPR shall use reasonable efforts to implement the plans adopted by the Operations Committee with the understanding that RPR shall have the flexibility necessary to optimize its marketing efforts.

         I. JOINT DEVELOPMENT ACTIVITIES. Based upon the most efficient use of the respective resources of RPR and Guilford in connection with the following, as determined by the Governance Committee:

                 1. RPR will sponsor and fund all of the costs of exploratory clinical development studies of the GLIADEL Product for the treatment of metastatic and pediatric brain tumors and/or such other uses as the parties may agree, currently estimated by Guilford to amount to approximately Two Million Dollars ($2,000,000) over two years;

                 2. RPR will sponsor and fund the clinical development program for indications in the Field of High Dose GLIADEL Product through Regulatory Approval in the Territory, currently estimated by GPI to amount to approximately Fifteen Million Dollars ($15,000,000) over four (4) years; and

                 3. RPR and GPI shall conduct a feasibility study to assess the applicability of GPI Holding's polymer technology to the local delivery of RPR's Taxotere(R) product.

         J.      RIGHT OF FIRST OFFER.

                 1. During the term of this Agreement, RPR shall have the exclusive right of first offer with respect to any application (not limited to the Field) of any of the polymer technology, polymer systems or polymer products of Guilford to oncology products, whether such technology, systems or products are developed, owned or controlled prior to or after the Effective Date, in accordance with the provisions of this Section III(J).

                 2. Upon a determination by Guilford, supported by the data referred to below, that any of the polymer technology, polymer systems or polymer products of Guilford can be applied to the local delivery of a cancer chemotherapeutic agent or of any other oncology product, and completion of the animal studies referred to below (any such polymer technology which meets the foregoing criteria is referred to herein as an "Offered Technology"), GPI shall give written notice thereof to RPR, together with (i) all data available to Guilford on physical product characteristics as well as all data on safety and efficacy of the Offered Technology available from preliminary animal studies of the Offered Technology conducted by Guilford, and (ii) all of Guilford's available records and data relating to the Offered Technology (the "Offer Notice").

                 3. During the six month period commencing on the date that RPR receives the Offer Notice (the "Offer Period"), RPR shall have the exclusive right to evaluate the Offered Technology. Such evaluation shall include, without limitation, a determination by RPR of what, if any, clinical indications should be developed for the Offered Technology. During the Offer Period, Guilford shall not (a) engage in any discussions with any potential licensees, distributors, joint venturers or partners relating to the Offered Technology or provide any information or data relating to the Offered Technology to any third party, (b) permit any third party to inspect or evaluate the Offered Technology, or (c) enter into any agreement with any third party relating to the Offered Technology.

                 4. If RPR desires to enter into an exclusive marketing, sales and distribution rights, license, or other transaction or relationship with Guilford relating to the Offered Technology, RPR shall give written notice thereof to Guilford prior to the expiration of the Offer Period. Immediately upon Guilford's receipt of such a written notice from RPR, Guilford and RPR shall commence good faith and commercially reasonable best efforts to enter into a definitive agreement relating to RPR's desired transaction or relationship as soon as is reasonably practicable and in any event on or before the end of the Offer Period.

                 5. If despite Guilford's and RPR's making such efforts, Guilford and RPR do not enter into a definitive agreement for the Offered Technology on or before the end of the Offer Period, Guilford shall thereafter be free to offer the Offered Technology to third parties. While expressly not constituting a binding right of first refusal in favor of RPR, Guilford declares its good faith intention to be open to re-offering Offered Technology to RPR if Guilford is in discussions with a third party for Offered Technology on terms less favorable to Guilford than those last discussed with RPR.

                 6.       Notwithstanding anything to the contrary in this
Article III.J, nothing in this Agreement shall be deemed to require Guilford to offer Offered Technology to RPR in conflict with any prior encumbrance: (i) on Improvements as defined and provided in Article XIII of the License and Distribution Agreement, dated as of October 10, 1995, between GPI and Orion Corporation Farmos, with respect to rights in Denmark, Finland, Norway and Sweden; or (ii) on technology acquired by Guilford (whether by license, assignment, via an acquisition or merger or otherwise) from a third party subject to a prior encumbrance (e.g., a prior right in favor of such third party or another party with whom such third party is already engaged in a research and development collaboration). Guilford is not currently contemplating acquiring technology in the polymer delivery of cancer chemotherapeutic compounds or of other oncological products which may be encumbered as contemplated in (ii) above.

         K.      RESEARCH AND DEVELOPMENT FEE.

                 1. In consideration for the rights granted by Guilford to RPR under Section III(J), RPR shall pay to GPI Holdings "Research and Development Fees," as follows:

                          (a)  five percent (5%) of annual Net Sales of Product
sold throughout the Territory in each calendar year until such time that such aggregate Net Sales equal $50,000,000;

                          (b)  seven and one-half percent (7 1/2%) of annual
Net Sales of Product sold throughout the Territory in each calendar year from and after the time that such aggregate Net Sales exceed $50,000,000 until such time that such aggregate Net Sales equal $100,000,000; and

                          (c)  ten percent (10%) of annual Net Sales of Product
sold throughout the Territory in each calendar year from and after the time that such aggregate Net Sales exceed $100,000,000.

                 2. Research and Development Fees payable in respect of sales outside the United States will be payable by RPR to GPI Holdings at its offices in Wilmington, Delaware in United States Dollars calculated in accordance with the exchange rate policies and procedures of RPR. Under its policies and procedures, each month RPR translates Net Sales made in each country outside the United States into United States Dollars at the average rate of exchange for the applicable currency for such month, based upon daily exchange rate information reported to RPR by the International Treasury Consulting Corporation, New York, New York.

                 3. With respect to Research and Development Fees owed with respect to sales in the United States, RPR shall deliver to GPI Holdings within thirty (30) days after the close of each calendar quarter a written report of RPR's best good faith estimates of Net Sales during such calendar quarter and corresponding Research and Development Fees owed, which report shall be accompanied by the Research and Development Fees due for such calendar quarter. With respect to Research and Development Fees owed with respect to sales outside of the United States, RPR shall deliver to GPI Holdings within sixty (60) days after the close of each calendar quarter a written report of RPR's best good faith estimates of Net Sales during such calendar quarter, the relevant currency conversion rates and corresponding Research and Development Fees owed with respect to each country in the Territory, which report shall be accompanied by the Research and Development Fees due for such calendar quarter. Each report with respect to a particular calendar quarter shall also contain a reconciliation of the report for the preceding calendar quarter with the final figures for Net Sales as reported on the formal books of RPR, and any adjustments indicated thereby will be added or subtracted, as the case may be, to or from the current calendar quarter's payment.

                                   ARTICLE IV

IV.      GENERAL TERMS AND CONDITIONS.

         A.      CONFIDENTIALITY; PRESS RELEASES.

                 1. Pursuant to the Confidentiality Agreement dated as of February 29, 1996 between GPI and RPR, and from time to time during the term of this Agreement, each of RPR and Guilford (in such capacity, the "Disclosing Party") have disclosed and will be disclosing to the other party (in such capacity, the "Receiving Party") certain proprietary information, technical data, trade secrets and know-how of the Disclosing Party including, without limitation, Know-How, Product research and plans, designs, methods, formulations, ingredients, samples, processes, machines, processing and control information, Product performance data, manuals, INDs, NDAs, Regulatory Filings, the content of any unpublished patent applications, drawings, formulae, devices, structures, models, prototypes, data, test results, photographs, film, techniques, apparatus, tapes, disks, unpublished trademarks, trade names and copyrights, customer lists, supplier lists, markets, operating methods and procedures, marketing, distribution and sales methods and systems, sales figures, projections, finances and other business information. The Receiving Party shall, during the term of this Agreement, and for seven (7) years after the expiration or sooner termination of the term of this Agreement, make no use of such confidential information except to advance the purposes of this Agreement in accordance with its provisions, and shall use the same efforts to keep secret and prevent the disclosure of such confidential information to third parties, as it would use with respect to its own confidential information. Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement and the transactions contemplated herein. The above restrictions on the use and disclosure of information shall not apply to any information which: (a) is already known to the Receiving Party at the time of disclosure, as demonstrated by competent proof; (b) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement; (c) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the

Disclosing Party with respect to same; (d) is required to be disclosed pursuant to applicable law, rule or regulation; (e) is required to be disclosed to government regulatory authorities to obtain Regulatory Approval for the Product or to respond to a regulatory or governmental inquiry concerning the Product; or (f) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential hereunder.
In the event that Confidential Information is required to be disclosed pursuant to subsections (d) or (e) of this Section IV(A)(1), the Receiving Party shall promptly inform the Disclosing Party of the circumstances requiring disclosure of the information prior to disclosure to afford the Disclosing Party an opportunity to seek an appropriate protective order or other means of seeking confidential treatment for such information.

                 2. Notwithstanding the foregoing Section IV(A)(1), RPR shall be permitted to disclose to its wholesalers and other direct customers such confidential information relating to the Product as RPR shall reasonably determine to be necessary in order to effectively market and distribute the Product, provided that such entities undertake the same confidentiality obligation as RPR has with respect to Guilford's confidential information.

                 3. Except as may be required by applicable laws, rules or regulations, neither party will originate any publicity, press or news release, or other public announcement, written or oral, whether to the public press or otherwise, relating to this Agreement, the transactions contemplated hereby, or to the existence of an arrangement between the parties, without the prior written approval of the other party. In the event disclosure of this Agreement, any of the agreements referred to herein, any of the terms and conditions of this Agreement or such agreements, or any of the transactions contemplated by this Agreement or such agreements, is required by applicable law, rules or regulations (and RPR acknowledges that the execution and delivery of this Agreement is material to the business and finances of GPI and that GPI has an obligation to disclose the execution and delivery of this Agreement, this Agreement and the material terms and conditions of this Agreement), then the party required to so disclose such information shall, to the extent possible, provide to the other party for its prior approval (such approval not to be unreasonably withheld or delayed) a written copy of such public announcement. When possible, the disclosing party will provide such copy to the other party at least three (3) business days prior to disclosure.

                 4. Neither party shall use the name of the other for marketing, advertising or promotional claims without the prior written consent of the other party.

                 5. The provisions of this Section IV(A) shall survive the expiration or sooner termination of the term of this Agreement.

         B.      REPRESENTATIONS AND WARRANTIES.

                 1. Each of GPI Holdings and GPI, jointly and severally, represents and warrants to RPR that:

                          a. Guilford has provided to the FDA all data that is in the possession or control of Guilford and which relates to the safety and efficacy of the GLIADEL Product;

                          b. As of the Effective Date, to Guilford's knowledge, the Product neither violates nor infringes any patents, patent rights, patent applications, inventions, trademarks, service marks, trade names, copyrights, confidential information, trade secrets, proprietary rights or processes of any other Person;

                          c. As of the Effective Date, to Guilford's knowledge, each of the issued Patents is valid and enforceable;

                          d. As of the Effective Date, there are no pending or, to Guilford's knowledge, any threatened suits, claims, or actions of any type whatsoever with respect to any of Guilford's products or the Patents or Guilford's Know-How relating to the Product;

                          e. As of the Effective Date, (i) each of the GPI License Agreements is valid and enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); (ii) Guilford is not, and to Guilford's knowledge no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any of the GPI License Agreements, (iii) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default under any of the GPI License Agreements; (iv) in Guilford's reasonable opinion, none of the GPI License Agreements contains any contractual requirement with which there is a reasonable likelihood Guilford or any other party thereto will be unable to comply;

                          f. As of the Effective Date, all Patents presently owned or licensed by Guilford relates to the manufacture, use or sale of the Product are owned or licensed by Guilford free and clear of any encumbrances, liens or security interests, except as contemplated herein, the GPI License Agreements and the License and Distribution Agreement, dated as of October 13, 1995, between GPI and Orion Corporation Farmos (the parties acknowledge and agree that this representation and warranty does not relate to the validity or enforceability of such Patents or whether such Patents may infringe any other patents);

                          g. This Agreement, when executed and delivered by Guilford, will be the legal, valid and binding obligation of Guilford, enforceable against Guilford in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and by general principles of equity;

                          h.      Upon compliance by the parties with
                                  applicable requirements of the
                                  Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if any, the execution, delivery and performance of this Agreement by Guilford do not and will not (i) conflict with, or constitute a breach or default under, or require the consent of any third party under, Guilford's charter documents or any material license, loan or other agreement, contract, commitment or instrument to which Guilford is a party or any of its assets are bound, (ii) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (iii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or any governmental or regulatory authority;

                          i. There is no action or proceeding pending or, in so far as Guilford knows, threatened against Guilford or any of its Affiliates before any court, administrative agency or other tribunal which could impact upon Guilford's right, power and authority to enter into this Agreement, to grant the rights granted by Guilford to RPR hereunder, or to otherwise carry out its obligations hereunder, or which might have a material adverse effect on Guilford's business or condition, financial or otherwise, or Guilford's operation of any business, except to the extent that Regulatory Approvals (for which there can be no assurance of grant by applicable governmental authorities) will be needed in order to market any Products; and

                          j. The GLIADEL Product has been granted Orphan Drug Status by the FDA.

                 2. RPR represents and warrants to each of GPI Holdings and GPI that:

                          a. This Agreement, when executed and delivered by RPR, will be the legal, valid and binding obligation of RPR, enforceable against RPR in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and by general principles of equity;

                          b. Upon compliance by the parties with any applicable requirements of the HSR Act, if any, the execution, delivery and performance of this Agreement by RPR do not and will not
                                  (i) conflict with, or constitute a breach or default under, its charter documents or any material agreement, contract, commitment or instrument to which it is a party, (ii) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (iii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or any governmental or regulatory authority; and

                          c. There is no action or proceeding pending or, in so far as RPR knows, threatened against RPR or any of its Affiliates before any court, administrative agency or other tribunal which could impact upon RPR's right, power and authority to enter into this Agreement, to carry out its obligations hereunder, or which might have a material adverse effect on RPR's business or condition, financial or otherwise, or RPR's operation of any business.

                 3.       Where a representation or warranty contained in this
Section IV(B) is stated to be to a party's knowledge, this shall mean to the actual knowledge of all of the officers and appropriate key personnel of such party, after reasonable inquiry.

                 4. EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER GPI HOLDINGS, GPI NOR RPR MAKES ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

                 5. The provisions of this Section IV(B) shall survive the expiration or sooner termination of the term of this Agreement.

         C.      INDEMNIFICATION; PRODUCT LIABILITY CLAIMS.

                 1. In order to distribute among themselves the responsibility for claims arising out of this Agreement, and except as otherwise specifically provided for herein, the parties agree as follows:

                                  a.       Each of GPI and GPI Holdings,
         jointly and severally, shall defend, indemnify and hold RPR, its Affiliates, and their respective officers, directors, agents, employees and shareholders (collectively, "RPR Indemnitees") harmless, from and against, any and all losses, obligations, liabilities, penalties, and damages (including but not limited to compensatory and punitive damages), costs and expenses (including reasonable attorneys'
         fees), which the RPR Indemnitees may incur or suffer, and all deficiencies, actions (including without limitation, any proceedings to establish insurance coverage), claims, suits, legal, administrative, arbitration, governmental or other proceedings or investigations, and judgments, reasonable costs and expenses (including reasonable legal fees) with which any of them may be faced arising out of (1) any breach by GPI or GPI Holdings of any representation or warranty made by GPI or GPI Holdings in this Agreement or any breach by GPI or GPI Holdings in the performance or observation of any covenant, agreement, obligation or provision in this Agreement to be performed or observed by GPI or GPI Holdings; (2) any pre-clinical or clinical use or any other use of the GLIADEL Product under GPI's Treatment IND until assignment of the NDA by GPI to RPR pursuant to Section V(C); (3) any negligent or otherwise tortious act or omission by GPI or GPI Holdings in connection with the performance or observation of any covenant, agreement, obligation or provision in this Agreement to be performed or observed by GPI or GPI Holdings (including, without limitation, the conduct of any clinical trials conducted by it in the performance of this Agreement); and (4) the enforcement by the RPR Indemnitees of their rights under this
         Section IV(C)(1)(a).

                                  b.      RPR shall defend, indemnify and hold
         each of GPI and GPI Holdings, its Affiliates, and their respective officers, directors, agents, employees and shareholders (collectively, "GPI Indemnitees") harmless, from and against, any and all losses, obligations, liabilities, penalties, and damages (including but not limited to compensatory and punitive damages), costs and expenses (including reasonable attorneys' fees), which the GPI Indemnitees may incur or suffer, and all deficiencies, actions (including without limitation, any proceedings to establish insurance coverage), claims, suits, legal, administrative, arbitration, governmental or other proceedings or investigations, and judgments, reasonable costs and expenses (including reasonable legal fees) with which any of them may be faced arising out of (1) any breach by RPR of any representation or warranty made by RPR in this Agreement or any breach by RPR in the performance or observation of any covenant, agreement, obligation or provision in this Agreement to be performed or observed by RPR; (2) any negligent or otherwise tortious act or omission by RPR in connection with the performance or observation of any covenant, agreement, obligation or provision in this Agreement to be performed or observed by RPR (including, without limitation, the conduct of any clinical trials conducted by it in the performance of this Agreement); and (3) the enforcement by the GPI Indemnitees of their rights under this Section IV(C)(1)(b).

                                  c.     If any action, claim, suit,
         proceeding or investigation arises as to which a right of indemnification provided in this Section IV(C)(1) applies, the GPI Indemnitee or RPR Indemnitee, as the case may be (the "indemnified party"), shall promptly notify the party obligated under this Section IV(C)(1) to indemnify the indemnified party (the "indemnifying party") thereof in writing, and allow the indemnifying party and its insurers the opportunity to assume direction and control of the defense against such action, claim, suit, proceeding or investigation, at its sole expense, including without limitation, the settlement thereof at the sole option of the indemnifying party or its insurers to the extent that the indemnified party's liability is not thereby invoked. The indemnified party shall cooperate with the indemnifying party and its insurer in the disposition of any such matter and the indemnified party will have the right and option to participate in the defense of any action, claim, suit, proceeding or investigation as to which this
         Section IV(C)(1) applies, with separate counsel at its election and cost. If the indemnifying party fails or declines to assume the defense of any such action, claim, suit, proceeding or investigation within thirty (30) days after notice thereof, the indemnified party may assume the defense thereof for the account and at the risk of the indemnifying party. The indemnifying party shall pay promptly to the indemnified party any losses, obligations, liabilities, penalties, damages, judgments, reasonable costs and expenses (including reasonable legal fees) to which the indemnity under this Section IV(C)(1) relates, as incurred.

                 2. The parties desire to separately allocate between themselves the risks and costs of any product liability claims from third parties with respect to the Product (whether related to the safety or efficacy of the Product or arising out of alleged defects in materials, design or workmanship of the Product or the use, marketing, advertising, promotion, or distribution of the Product, but excluding those claims (1) for which GPI and GPI Holdings are obligated to defend, indemnify and hold the RPR Indemnities harmless under Section IV(C)(1)(a), and (2) for which RPR is obligated to defend, indemnify and hold the GPI Indemnities harmless under Section IV(C)(1)(b)) (hereafter, a "Product Liability Claim"). Any losses, obligations, liabilities, penalties, and damages (including but not limited to compensatory and punitive damages), costs and expenses (including reasonable attorneys' fees), arising out of a Product Liability Claim shall be shared equally by RPR and Guilford. If either party becomes aware of a Product Liability Claim, it shall promptly notify the other party of such matter, and provide copies of any notices, claims, letters or other information which such party received or possesses in connection with such Product Liability Claim. Each party shall reasonably cooperate with the other party with respect to the defense and resolution of any such Product Liability Claim.

                 3. The provisions of this Section IV(C) shall survive the expiration or sooner termination of the term of this Agreement.

         D.      TERM.

                 1. The term of this Agreement shall commence on the Effective Date and shall continue on a country-by-country basis, subject to the respective termination rights of RPR and Guilford expressly set forth in this Agreement, until the later of (a) the expiration of the last to expire of the Patents applicable to a particular country, or (b) the last commercial sale of the Product in such country.

                 2. In the event of a Change in Control of GPI or GPI Holdings, RPR shall have the right to terminate the term of this Agreement, exercisable by giving Guilford thirty (30) days prior written notice thereof.

                 3. If on or before the first anniversary of the Effective Date, RPR has not received a copy of (a) the written approval letter from the FDA for the Regulatory Approval of the GLIADEL Product for the indication of recurrent form(s) of malignant glioma, including glioblastoma multiforme, in the United States (which Regulatory Approval allows the release of the GLIADEL Product into commerce), or (b) the written approval letter from the FDA for the Regulatory Approval of the GLIADEL

Product for the indication of form(s) of malignant glioma, including glioblastoma multiforme (unqualified by any limitation to the recurrent form(s) of malignant glioma), in the United States, RPR shall have the right to terminate the term of this Agreement, exercisable by giving Guilford thirty
(30) days prior written notice thereof.

                 4. The following shall survive the expiration or sooner termination of the term of this Agreement: any payment obligations of the parties hereunder accruing prior to the date of expiration or termination; and any other provision herein expressly surviving expiration or termination or necessary to interpret the rights and obligations of the parties in connection with the expiration or termination of the term of this Agreement.

                 5. Upon termination of this Agreement for any reason, all marketing, sales and distribution rights in the Territory granted under this Agreement, and all Regulatory Approvals and Regulatory Filings, all preclinical and clinical research and development data relating to the Product, if any, that is in the possession or control of RPR, and all Licensed Trademarks and all other trademarks under which RPR may be marketing, selling or distributing Product in the Territory shall immediately be assigned or returned to GPI Holdings or GPI as Guilford may direct, notwithstanding (but without prejudice to) any claims any party may have against another under this Agreement and the transactions contemplated herein, provided that RPR shall be allowed the benefits of Section IV(F)(4) for the period set forth therein.

         E.      EVENTS OF DEFAULT.

                 1. The occurrence of any one or more of the following acts, events or occurrences shall constitute an "Event of Default" under this
Agreement:

                                        i.     either party becomes the
                                               subject of a Bankruptcy Event;
                                               or

                                        ii.    either party breaches any
                                               material provision of this
                                               Agreement, the Supply
                                               Agreement, the Stock Purchase
                                               Agreement or the Loan

                                               Agreement, or defaults in the
                                               performance or observance of
                                               any  material provision of
                                               this Agreement, the Supply
                                               Agreement, the Stock Purchase
                                               Agreement or the Loan
                                               Agreement, and fails to
                                               remedy such breach or default
                                               within sixty (60) days after
                                               receipt of notice thereof.

                 2. Notwithstanding the foregoing Section IV(E)(1)(ii), in the event of a breach or default which cannot be remedied within such sixty
(60) day period (other than a failure to make payment as required herein), so long as the breaching/defaulting party is using commercially reasonable efforts to remedy such breach or default, an Event of Default shall not have occurred until four (4) months after notice of such breach or default and only if such breach or default is not cured during such period.

         F.      REMEDIES.

                 1. Immediately upon the occurrence of any Event of Default by Guilford pursuant to Section IV(E)(1) or (E)(2), then RPR shall have the right to terminate this Agreement, exercisable by delivering written notice thereof to Guilford, and to pursue any and all remedies available to it at law or in equity including, without limitation, the right to seek to recover from Guilford any and all damages and losses of any nature whatsoever (including, without limitation, consequential damages, lost profits, and direct damages).

                 2. Immediately upon the occurrence of any Event of Default by RPR pursuant to Section IV(E)(1) or (E)(2), Guilford shall have the right to terminate this Agreement, exercisable by delivering written notice thereof to RPR. If Guilford so terminates this Agreement, then in addition to the rights specified in Section IV(D)(5) above, Guilford shall also have the right to pursue any and all remedies available to Guilford at law or in equity including, without limitation, the right to seek to recover from RPR any and all damages and losses of any nature whatsoever (including, without limitation, consequential damages, lost profits, and direct damages).

                 3. The parties expressly acknowledge that the remedy provisions contained in this Section are reasonable, considering the intended nature and scope of this Agreement, and considering the investments and undertakings required on the part of the parties in connection herewith.

                 4. Upon termination of this Agreement by Guilford, RPR shall have one hundred eighty (180) days in which to sell out its stock of any Product it possesses or has committed to purchase under this Agreement (it being understood that RPR's payment obligations to Guilford under this Agreement shall continue to apply to any such sales).

                 5. If either party terminates this Agreement in accordance with the terms herein, the terminating party shall owe no penalty or indemnity to the terminated party on account of such termination.

         G. FORCE MAJEURE. The obligations of Guilford and RPR hereunder shall be subject to any delays or non-performance caused by: acts of God, earthquakes, fires, floods, explosion, sabotage, riot, accidents; regulatory, governmental, or military action or inaction; strikes, lockouts or labor trouble; perils of the sea; or failure or delay in performance by third parties, including suppliers and service providers; or any other cause beyond the reasonable control of either party. The party which is not performing its obligations under this Agreement as a result of any such event of force majeure shall use commercially reasonable efforts to resume compliance with this Agreement as soon as possible.

         H.      INVENTIONS.

                 1. Title to any inventions or discoveries made by Guilford employees or agents without inventive contribution of RPR employees or agents, based on any of Guilford's Know-How related in any way to the Product or developed during Guilford's performance under this Agreement ("GPI Inventions") shall belong to GPI Holdings. GPI Holdings may file applications for U.S. Patents at its own expense for such GPI Inventions and shall keep RPR fully and promptly informed as to such GPI Inventions and the filing, prosecution and maintenance of such patent application(s) and patent(s) and corresponding foreign patent applications except to the extent such obligations conflict with Guilford's contractual obligations with third parties. If GPI Holdings does not elect to file, prosecute or maintain any such patent application(s) or patent(s) on such GPI Inventions after being reduced to practice, Guilford shall so notify RPR and RPR shall, in its sole discretion, have the right to require that Guilford file, prosecute or maintain at RPR expense on a country by country basis such patent application(s) or patent(s) on such GPI Inventions; provided, however, that in the event any such GPI Inventions can be kept a trade secret, then RPR shall only have the right to request that Guilford file such patent applications. In that event, RPR shall pay the costs and expenses of and manage the prosecution of such patent application(s) or patent(s). Guilford will cooperate in a timely manner with RPR to prepare, review and execute all such patent applications and further papers as may be necessary to enable the parties to protect such GPI Inventions by patent.

                 2. Title to any inventions and discoveries made by RPR employees or agents without inventive contribution by Guilford employees or agents and not based on any of Guilford's Know-How and conceived or first reduced to practice under this Agreement (hereinafter, "RPR Inventions") shall belong to RPR. RPR may file patent application(s) for RPR Inventions in its own discretion and at its own expense.

                 3. Title to any inventions or discoveries (i) made jointly by employees or agents of Guilford and RPR or (ii) made by RPR employees or agents without inventive contribution by Guilford employees or agents and based upon Guilford's Know-How (other than any such Know-How which is in the public domain through no fault of RPR) and, in either case, conceived or first reduced to practice under this Agreement (hereinafter, "Joint Inventions") shall belong to GPI Holdings and RPR jointly, i.e. each shall own an undivided one-half interest therein. GPI Holdings and RPR shall keep each other fully and promptly informed as to such Joint Inventions. After Joint Inventions are reduced to practice GPI Holdings shall have primary responsibility for filing, prosecuting and maintaining any U.S. patent application(s) or patent(s) and foreign counterpart thereof for Joint Inventions, but shall consult with RPR. The expenses for Joint Inventions shall be borne equally by RPR and GPI Holdings, but either may, by giving timely notice to the other, withdraw from further participation in the filing, prosecution and/or maintenance of any such patent application(s) or patent(s) and shall not be liable for any expenses incurred after written notice is given. If either party does not elect to file, prosecute or maintain any such patent application(s) or patent(s) in a country or countries, or after electing to participate in the filing, prosecution and/or maintenance on such Joint Inventions in a country or countries, does not pay its share of the expenses within one hundred twenty (120) days of written notification of expenses being due, the other party, in its sole discretion, shall have the right to file, prosecute or maintain at its expense on a country by country basis each such patent application(s) and patent(s). In that event, the party paying all the costs and expenses shall cease to have any further obligation to pay a royalty to the other party on such patent(s) in such country.

                 4. Each party shall require its employees or agents responsible for conducting research in performance of this Agreement to keep contemporaneous records of their results and findings in sufficient detail to document any inventions or discoveries made by such employees and agents under this Agreement in bound notebooks (that shall be reviewed and signed by a witness on a regular basis).

                 5. GPI Holdings and RPR will cooperate in a timely manner to prepare, review and execute patent applications and all such further papers as may be necessary to enable the parties to protect Joint Inventions by patent in any and all countries and to vest title to said patent application(s) and patent(s) and assist in Patent Office proceedings.

                 6. If either party wishes to practice a patented Joint Invention outside the grants provided to RPR under this Agreement, the party practicing the patented Joint Invention will pay an agreed upon reasonable royalty percentage of the net selling price (which shall mean Net Sales with respect to any other product) of any other product unless said Joint Invention is used solely by a party in fulfilling its obligations under this Agreement; provided, however, that if a party seeks to practice a patented Joint Invention for which it did not pay its share of the cost and expenses, such party shall have to reimburse the party that paid the costs and expenses one-half of the documented costs and expenses incurred in the country or countries in which the party seeking to practice the Joint Invention will make, have made, use, lease or sell the other product prior to practicing the patented Joint Invention.

                 7. In the event that a party owes royalty, such party shall deliver to the party owed the royalty written reports of Net Sales during the preceding calendar quarter, on or before the thirtieth (30th) day following the end of each calendar quarter. In the event that a party owes royalty for sales made by its Affiliate or its sublicensee, such party shall deliver to the party owed the royalty written reports of Net Sales of its Affiliates and its sublicensee during the preceding calendar quarter, on or before the ninetieth
(90th) day following the end of each calendar quarter. Such reports shall include a calculation of the earned royalty due and shall be accompanied by the monies due.

                 8. The respective party owed royalty and paying royalty under this Section IV(H), shall have the same rights to access records and obligations as provided under Section III(F) with respect to the Net Sales Fees payable by RPR under this Agreement.

                 9. The provisions of this Section IV(H) shall survive the expiration or sooner termination of the term of this Agreement.

         I.      INFRINGEMENT.

                 1. If, as a result of the manufacture, use or sale of the Product, Guilford or RPR or any of its Affiliates is sued for patent infringement or threatened with such a lawsuit or other action by a third party, Guilford and RPR shall meet to analyze the infringement claim and avoidance of same. Subject to the sharing of any royalties in accordance with the provisions set forth below in this Section IV(I), Guilford shall defend, indemnify and hold the RPR Indemnities harmless from and against any and all such claims, suits, threatened suits and actions, and all related losses, obligations, liabilities, penalties, damages (including but not limited to compensatory and punitive damages), judgments, and reasonable costs and expenses (including reasonable legal fees), arising out of such claims, suits, threatened suits and actions. The RPR Indemnitees shall give Guilford prompt written notice of any such claim, suit, threatened suit or action, and reasonable assistance to Guilford in connection with Guilford's defense and settlement thereof. Guilford shall not settle any such claim, suit, threatened suit or action without the prior written consent of RPR, which shall not be unreasonably withheld or delayed.
If it is necessary to obtain a license from such third party, Guilford and RPR shall attempt in good faith to obtain a commercially reasonable license from such third party as soon as is reasonably practicable. In negotiating such a license, Guilford and RPR shall make every effort to minimize the fees, royalties, costs and expenses payable to such third party in connection with obtaining and maintaining such license. If RPR shall be obligated to pay royalties based upon sales by RPR or its Affiliates or non-Affiliated distributors to obtain or maintain any such license, then Guilford and RPR shall each be responsible for paying one-half (1/2) of such royalties up to 5% (i.e., 2.5% RPR share) of sales by RPR or its Affiliates or non-Affiliated distributors, and Guilford shall be responsible for paying all royalties in excess of 5% of sales by RPR or its Affiliates or non-Affiliated distributors and all other fees, costs and expenses payable to the licensor in connection with obtaining and maintaining such license. If Guilford fails to pay any of the foregoing, RPR shall have the right, but not the obligation, to pay same on behalf of Guilford, and if RPR does so, RPR shall have the right to offset all such amounts against any of the amounts owing by RPR to Guilford under this Agreement. If despite their good faith efforts, Guilford and RPR are unable to secure a license from such third party containing commercially reasonable terms and conditions within one hundred and eighty (180) days after the commencement of negotiations with such third party, RPR shall have the right to immediately terminate this Agreement, exercisable by delivering written notice thereof to Guilford.

                 2. In the event that there is infringement of a Patent involving the Product by a third party, Guilford and RPR (or its Affiliate or sublicensee) shall notify each other in writing to that effect, including with said written notice evidence establishing a case of infringement by such third party. Guilford shall bear all the expenses of any suit brought by it and shall retain all damages or other monies awarded or received in settlement of such suit. RPR and/or its Affiliates will cooperate with Guilford in any such suit or shall have the right to consult with Guilford and be represented by its own counsel at its own expense. If after the expiration of one hundred eighty (180) days from the date of receipt of said notice, Guilford has not overcome the case of infringement, obtained a discontinuance of such infringement, or brought suit against the third party infringer, then, subject to the provisions of the GPI License Agreements, RPR shall have the right, in its sole discretion, but not the obligation to bring such suit, in its own name, if possible and in Guilford's name, if required. RPR shall be responsible for paying the costs and expenses of any suit brought by it provided, however, that RPR shall receive a credit in the amount of fifty percent (50%) of all such costs and expenses, which credit may be applied against Net Sales Fees payable by RPR under this Agreement and any damages or other monies awarded or received in settlement of such suit until such credit
is fully applied.   If any damages or other monies are awarded or received in
settlement of such suit, such amounts shall first be applied to pay any unpaid credit in favor of RPR of the type described in the preceding sentence, and the balance of such amounts shall be divided equally between RPR and Guilford. Guilford will cooperate with RPR in any such suit and shall have the right to consult with RPR and be represented by its counsel at its own expense.

                 3. The provisions of this Section IV(I) shall survive the expiration or sooner termination of the term of this Agreement.

         J. CERTAIN COVENANTS OF GPI. During the term of this Agreement, Guilford and its Affiliates shall:

                                        i.     Inform RPR of all material
         written customer complaints, adverse reaction information or notifications, correspondence, etc., with respect to the use of the Product;

                                        ii.    Immediately notify RPR should
         it become aware of the Product infringing any patents, patent rights, patent applications, inventions, trademarks, service marks, trade names, copyrights, confidential information, trade secrets, or any other proprietary rights or processes of any other Person;

                                        iii.   Adhere in all material respects
         to all laws, rules and regulations applicable to the manufacture, storage, packaging and sale to RPR of the Product under this Agreement including, without limitation, all FDA Standards and all applicable portions of the NDA for the Product;

                                        iv.    Not appoint any other
         distributor in the Territory during the term of this Agreement except to the extent that any particular country within the Territory has reverted back to Guilford pursuant to Section III(C) hereof;

                                        v.     Refer promptly to RPR any leads
         concerning prospective customers in the Territory which come to the attention of GPI during the term of this Agreement;

                                        vi.    Keep RPR informed in reasonable
         detail of new developments and Improvements in or to the Product during the term of this Agreement;

                                        vii.   Procure and maintain in full
         force and effect during the term of this Agreement valid and collectible insurance policies in connection with GPI's activities as contemplated hereby which policies shall provide for the type of insurance and amount of coverage as is determined from time to time by the Governance Committee to be appropriate, and upon RPR's request, provide to RPR a certificate of coverage or other written evidence reasonably satisfactory to RPR of such insurance coverage;

                                        viii.  Comply with, perform, observe
         and enforce in all material respects the provisions of the GPI License Agreements;

                                        ix.    Not exercise its right to
         terminate (1) the M.I.T./Scios Nova License Agreement under Section
         15.4 of the M.I.T./Scios Nova License Agreement, or (2) the Scios Nova/GPI License Agreement under Section 5.3 of the Scios Nova/GPI License Agreement;

                                        x.     Use commercially reasonable
         efforts to enforce the provisions of the License and Distribution

         Agreement, dated as of October 13, 1995, between GPI and Orion Corporation Farmos including, without limitation, the provisions of Sections 7.4 and 7.5 thereof;

                                        xi.    Take all commercially
         reasonable actions necessary to continue the Orphan Drug status of the GLIADEL Product for as long as possible;

                                        xii.   Give RPR reasonable prior
         written notice of and the right to attend with GPI any meeting between GPI and the FDA relating to the Product or the manufacture of the Product; and

                                        xiii.  Provide RPR with a true and
         complete copy of each communication between GPI and the FDA which relates to the Product or the manufacture of the Product, and the right to review and participate in any response to any such communication.

         K. CERTAIN COVENANTS OF RPR. During the term of this Agreement, RPR and its Affiliates shall:

                                        i.     Inform GPI of all material
         written customer complaints, adverse reaction information or notifications, correspondence, etc., with respect to the use of the Product;

                                        ii.    Immediately notify GPI should
         it become aware of the Product infringing any patents, patent rights, patent applications, inventions, trademarks, service marks or tradenames, copyrights, confidential information, trade secrets, or any other proprietary rights or processes of any other Person;

                                        iii.   Adhere to all laws, rules and
         regulations applicable to the marketing, distribution, promotion, advertising, sale, storage and packaging of the Product under this Agreement including, without limitation, all FDA Standards and all applicable portions of the NDA for the Product;

                                        iv.    Keep Guilford informed in
         reasonable detail of new developments and Improvements in or to the Product during the term of this Agreement, including, without limitation clinical and pre-clinical data;

                                        v.     Give GPI reasonable prior
         written notice of and the right to attend with RPR any meeting between RPR and the FDA relating to the Product or the manufacture of the Product; and

                                        vi.    Provide Guilford with a true
         and complete copy of each communication between RPR and the FDA which relates to the Product or the manufacture of the Product, and the right to review and participate in any response to any such communication.


                                   ARTICLE V

V.       OTHER COVENANTS.

         A.      HSR FILINGS.  GPI and RPR shall cooperate with one another in
(i) determining whether any filing of Notification and Report Forms under the HSR Act is required in connection with the consummation of the transactions contemplated by this Agreement, the Supply Agreement, the Stock Purchase Agreement and the Loan Agreement, and (ii) preparing and making any such filing and furnishing information required in connection therewith. If such a filing is required, each party shall be responsible for preparing and making its own filing and each party shall be responsible for paying its own filing and other fees, costs and expenses associated with making the filing.

         B.      ASSIGNMENT OF GLIADEL PRODUCT NDA.

                 1. Upon receipt by Guilford of the milestone payments described in Sections III(D)(3) and (4), GPI shall immediately take all necessary and appropriate actions to assign the NDA for the GLIADEL Product in its entirety to RPR.

                 2. Upon the expiration or sooner termination of the term of this Agreement, RPR shall immediately take all necessary and appropriate actions to assign the NDA for the GLIADEL Product in its entirety back to GPI.

                 3. RPR shall perform all obligations required under applicable law for maintaining the NDA and the other Regulatory Filings that RPR makes in Territory under this Agreement.

                 4. RPR shall provide Guilford with a true and complete copy of all Regulatory Filings made by RPR and all communications with the FDA, and corresponding regulatory agencies in the Territory.

                 5. RPR shall not make changes to the NDA for the GLIADEL Product which would materially change the NDA, including, without limitation, any changes in indication, packaging, labelling, without consulting with and obtaining approval of GPI, except as required under 21 C.F.R. Section 314.70(c).

                 6. RPR shall cooperate with GPI to make Regulatory Filings on behalf of GPI in connection with or relating to the manufacture of the Product or FDA Standards applicable to the manufacture of the Product or GPI's manufacturing facility.

                 7. If Guilford presents other polymer products which RPR is not obligated to develop under this Agreement, and RPR turns down the opportunity to develop same, and Guilford develops same into an IND, ANDA, NDA or other Regulatory Filing in the United States and elsewhere in the Territory, RPR agrees, as the assignee of the NDA for the GLIADEL Product and the holder of and other Regulatory Filings and Regulatory Approvals relating to the Product, (a) to allow Guilford to reference the NDA for the GLIADEL Product and
(b) to otherwise cooperate with Guilford's development of same.

                                   ARTICLE VI

VI.      MISCELLANEOUS.

         A. INDEPENDENT CONTRACTOR. In making and performing this Agreement, the parties are acting and shall act as independent contractors. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. Neither party shall have the authority to obligate the other party in any respect, and neither party shall hold itself out as having any such authority. All personnel of GPI Holdings shall be solely employees of GPI Holdings and shall not represent themselves as employees of GPI or RPR. All personnel of GPI shall be solely employees of GPI and shall not represent themselves as employees of GPI Holdings or RPR. All personnel of RPR shall be solely employees of RPR and shall not represent themselves as employees of GPI Holdings or GPI.

         B. ASSIGNMENT. Neither GPI Holdings, GPI nor RPR may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party.

         C. BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing contained herein shall give to any other Person any benefit or any legal or equitable right, remedy or claim.

         D. AMENDMENTS. This Agreement may only be modified, amended or supplemented by an instrument in writing executed by GPI Holdings, GPI and RPR.

         E. WAIVERS. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

         F. NOTICES. All notices, claims, certificates, requests, demands an other communications hereunder shall be in writing and shall be delivered personally or sent by facsimile transmission, air courier, or registered or certified mail, return receipt requested, addressed as follows:

                 if to GPI or to GUILFORD to:

                          Guilford Pharmaceuticals Inc.
                          6611 Tributary Street
                          Baltimore, Maryland  21224
                          Attention: President and CEO
                          Fax: (410) 631-6338
                 if to GPI HOLDINGS to:

                          GPI Holdings, Inc.
                          222 Delaware Avenue
                          P.O. Box 2306
                          Wilmington, Delaware  19899
                          Attention: Daniel P. McCollom
                                            Vice President and Secretary
                          Fax: (302) 571-1750

                 if to RPR to:

                          Rhone-Poulenc Rorer Pharmaceuticals Inc.
                          500 Arcola Road
                          P.O. Box 1200
                          Collegeville, Pennsylvania 19428-0107
                          Attention: General Counsel
                          Fax: (610) 454-3807

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such communication shall be deemed to have been delivered (i) when delivered, if delivered personally, (ii) when sent (with confirmation received), if sent by facsimile transmission on a business day, (iii) on the first business day after dispatch (with confirmation received), if sent by facsimile transmission on a day other than a business day, (iv) on the second business day after dispatch, if sent by air courier, and (v) on the fifth business day after mailing, if sent by mail.

         G. COUNTERPARTS. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

         H. HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         I. GOVERNING LAW. This Agreement, and any claims, disputes or causes of action relating to or arising out of this Agreement, shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

         J. SEVERABILITY. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction.

         K. EXHIBITS. The following Exhibits are attached to this Agreement and made a part of this Agreement:

                 Exhibit           Description of Exhibit
                 -------           ----------------------

                   A                       Patents
                   B                       Loan Agreement
                   C                       Stock Purchase Agreement
                   D                       Supply Agreement
                   E                       M.I.T./Scios Nova License Agreement
                   F                       Scios Nova/GPI License Agreement

         L.      DISPUTES.

                 1. Notwithstanding anything contained in this Agreement or the Supply Agreement to the contrary, if any dispute arises between the parties relating to or arising out of this Agreement, appropriate representatives of the parties shall first use commercially reasonable efforts to negotiate in good faith a resolution of the dispute as expeditiously as is reasonably practicable.

                 2. If such representatives of the parties are unable to resolve the dispute within 15 business days after each party has been apprised of the dispute, either party shall have the right, exercisable by delivering written notice thereof to the other party, to refer the dispute to the Chief Executive Officer of GPI and the President of Pharmaceutical Operations of RPR. If either party exercises such right, such officers shall use commercially reasonable efforts to negotiate in good faith a resolution of the dispute as expeditiously as is reasonably practicable.

                 3. If the dispute is not resolved within 20 business days after the date that a party referred the matter to the Chief Executive Officer of GPI and the President of the Pharmaceutical Operations of RPR (or such other period of time as the parties may mutually agree), each party shall have the right to initiate and pursue any remedy available to it at law or in equity provided, however, that all claims, disputes or causes of action relating to or arising out of this Agreement shall be brought, heard and resolved solely and exclusively by and in a federal or state court situated in Wilmington, New Castle County, Delaware. Each of the parties hereto agrees to submit to the jurisdiction of such courts and that such courts are a proper venue for resolving all claims, disputes or causes of action relating to or arising out of this Agreement.

         M. INTEREST ON OVERDUE PAYMENTS. Each party agrees to pay to the other party interest at the Overdue Interest Rate (defined below) on all payment obligations owed to such other party that are not paid within 15 days after the due date for such payment, such interest to accrue from the 16th day after the due date to the date of payment. As used herein, the term "Overdue Interest Rate" means the "Cost of Funds" (as defined in the Loan Agreement), expressed as a per annum interest rate, plus three percent (3%) per annum.

         N. ENTIRE AGREEMENT. This Agreement, including all Exhibits hereto, the Supply Agreement, the Stock Purchase Agreement and the Loan Agreement, constitute the entire agreement between the parties relating to subject matter of this Agreement and supersede all prior or simultaneous representations, discussions, negotiations, and agreements relating to such subject matter, whether written or oral, including without limitation, the Confidentiality Agreement dated as of February 29, 1996 between GPI and RPR.

         IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have duly executed this Agreement as of the Effective Date.



                                RHONE-POULENC RORER
                                 PHARMACEUTICALS INC.



                                By: /s/ Timothy G. Rothwell
                                   --------------------------
                                   Name:  Timothy G. Rothwell
                                   Title: President



                                GUILFORD PHARMACEUTICALS INC.



                                By: /s/ Craig R. Smith, M.D.
                                   --------------------------
                                   Name:  Craig R. Smith, M.D.
                                   Title: President and Chief
                                          Executive Officer



                                GPI HOLDINGS, INC.



                                By: /s/ Daniel P. McCollom
                                   --------------------------
                                   Name:  Daniel P. McCollom
                                   Title: Vice President and
                                          Secretary